Exhibit 10.45

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) dated as of October 5, 2018, is entered into by and between Empire State Realty Trust, Inc., a Maryland corporation (the “Company”) and Anthony E. Malkin (the “Executive”).

WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement, effective as of April 5, 2016 (the “Employment Agreement”);

WHEREAS, Section 13 of the Employment Agreement provides that it may be amended by written agreement signed by Executive and an authorized representative of the Company, provided that such amendment be consented to on the Company’s behalf by the Board of Directors; and

WHEREAS, the Company and Executive now desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1.Unless the context requires otherwise, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Employment Agreement.

2.The first sentence of Section 1(h) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(h)    “Cause” shall mean (i) fraudulent actions by Executive in the conduct of his duties for the Company or the conviction of Executive of a felony, (ii) Executive’s gross neglect of, or willful refusal or failure to perform, the duties assigned to him (other than by reason of physical or mental incapacity), (iii) Executive’s willful and material breach of this Agreement, where such breach results in material economic injury or reputational harm to the Company, or (iv) Executive’s willful and material breach of the Code of Business Conduct and Ethics of the Company or any member of the Company Group (collectively, the “Company Codes of Conduct”), where such breach results in material economic injury or reputational harm to the Company, but, in any case, only if (A) Executive has been provided written notice of any such Company Codes of Conduct, (B) such Company Codes of Conduct are reasonable and customary and do not include any provisions intended to specifically target Executive, and (C) such Company Codes of Conduct are not inconsistent with (or more restrictive to Executive than) this Agreement.

3.Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the Consolidation and, unless terminated sooner as provided in Section 5 hereof, shall continue during the period ending on the close of business of the three (3) year anniversary of the Consolidation (the “Initial Term”), provided that the Term shall be automatically extended subject to earlier termination as provided in Section 5 hereof, for up to two successive additional one (1) year periods (the “Additional Terms”). Upon the expiration of the Additional Terms (i.e., October 7, 2018), the Term shall be automatically extended for a period of three (3) years. The term of Executive’s employment hereunder as from time to time extended or renewed is hereafter referred to as the “Term.”

4.Section 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a)Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $810,000, subject to annual review by the Compensation Committee for increase, but not decrease.

5.Section 4(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(f)     Automobile. To support travel efficiency as well as safety and security, the Company shall make available to Executive a driver and leased or company-owned automobile during the Term for Executive’s business and personal use for up to $156,800 (as of January 1, 2018, as adjusted thereafter to reflect changes in the Consumer Price Index for the New York City metropolitan area) for each twelve (12) month period during the Term. The Company shall pay for all maintenance, repairs, fuel, insurance and similar costs related to the automobile.

6.The following provision is hereby added to the Employment Agreement as Section 4(i):

(i)     Air Travel. It is understood and agreed that, in order to schedule travel more effectively and efficiently for Company related travel than possible by commercial air travel, Executive may choose to travel, at his reasonable determination that such travel will enhance his effectiveness and efficiency in his conduct of Company business, by private aircraft for appropriate Company business purposes. Company will pay on behalf of Executive (or reimburse Executive for) such private air travel, including, in the case of travel on aircraft owned by Executive, at all-in cost in the case of the Executive’s owned aircraft or prevailing market rates if other aircraft is used. Executive must file expense reports with respect to such expenses in accordance with the Company’s policies.

7.The following provision is hereby added to the Employment Agreement as Section 4(j):
(j)     Security. The safety and security of Executive and his family are of utmost concern to the Company. The Company will support any prudent and reasonable action necessary to ensure the safety and security of Executive and his family, including but not limited to, providing personal security services for Executive and his family as and when required in the reasonable judgment of Executive. Executive will provide to the Compensation Committee reasonable justification for any expense incurred under this Section 4(j) which exceeds $50,000 in any period of 12 consecutive months, excluding (i) up to $50,000 of cumulative expenses incurred per residence at any time during the Term for security assessment and related installations at his residences and (ii) expenses permitted under Section 4(f) for automobile and driver.

8.Except as expressly amended by this Amendment, all of the terms and provisions of the Employment Agreement are unchanged and remain in full force and effect. From and after the date of this Amendment, any reference to “this Agreement” or “hereto” in the Employment Agreement and any reference to “the Employment Agreement” in this Amendment or in any other document or instrument executed or delivered in connection therewith or herewith shall be construed as a reference to the Employment Agreement as amended by this Amendment.

9.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the date first written above.

EMPIRE STATE REALTY TRUST, INC.

/s/ Thomas N. Keltner, Jr.
Name: Thomas N. Keltner, Jr.
Title: Executive Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Anthony E. Malkin
Anthony E. Malkin